Exhibit 4.2

HOUSEVALUES, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS

AGREEMENT

April 22, 2004

HOUSEVALUES, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS

AGREEMENT

This Amended and Restated Investors’ Rights Agreement (this “Agreement”) is made as of the 22nd day of April, 2004, by and among HouseValues, Inc., a Washington corporation (the “Company”), and the investors listed on Schedule A hereto (individually, an “Investor” and collectively, the “Investors”).

This Agreement amends and restates in its entirety the Investors’ Rights Agreement, dated as of December 18, 2000 among the Company and the Investors listed therein (the “Original Agreement”);

RECITALS

WHEREAS, the Company and certain of the Investors executed a Series B Preferred Stock Purchase Agreement dated as of December 18, 2000 (the “Series B Agreement”) pursuant to which certain Investors purchased shares of the Company’s Series B Preferred Stock, $.001 par value per share (the “Series B Preferred Stock”).

WHEREAS Mark Powell (the “Founder”), the Company, and William Blair Capital Partners VII QP, L.P. and William Blair Capital Partners VII, L.P. (collectively, “WBCP”) and certain stockholders of the Company have entered into a Stock Purchase Agreement (the “WBCP Purchase Agreement”), dated the date hereof, concerning a purchase by WBCP of shares of the Company’s Common Stock held by the Founder and certain stockholders of the Company (the “WBCP Shares”).

WHEREAS, the execution of the Original Agreement on or by the Closing (as defined in the Series B Agreement) was a condition of the Company’s and the Investors’ mutual obligations at the Closing (as defined in the Series B Agreement) and the execution of this Agreement was a condition of the obligations under the WBCP Purchase Agreement;

WHEREAS, in order to induce the Company to approve the issuance of the Series B Preferred Stock and to induce the Investors to invest funds in the Company pursuant to the Series B Agreement, and in order to induce WBCP to purchase the WBCP Shares pursuant to the WBCP Purchase Agreement, the Investors and the Company have agreed that this Agreement shall govern the rights of the Investors to cause the Company to register shares of Common Stock issued or issuable to them and certain other matters as set forth herein;

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto agree as follows:

1.	Registration Rights

The Company covenants and agrees as follows:

1.1	Definitions

For purposes of this Section 1:

(a) The term “Act” means the Securities Act of 1933, as amended.

(b) The term “Form S-3” means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(c) The term “Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof to whom registration rights are assigned in accordance with Section 1.11 hereof.

(d) The term “Initial Offering” means the Company’s first firm commitment underwritten public offering of its Common Stock under the Act with proceeds to the Company (prior to underwriter discounts and commissions) equal to or greater than $4,000,000 and a price per share equal to or greater than $4.00 per share.

(e) The term “1934 Act” means the Securities Exchange Act of 1934, as amended.

(f) The term “register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

(g) The term “Registrable Securities” means (i) the Common Stock held by the Investors (including WBCP Shares held by WBCP), (ii) the Common Stock issuable or issued upon conversion of the Series B Preferred Stock, and (iii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i) and (ii) above; provided, however, that the foregoing definition shall exclude in all cases any Registrable Securities sold by a person in a transaction in which his, her or its rights under this Agreement are not assigned. In addition, Common Stock or other securities shall only be treated as Registrable Securities if and so long as they have not been (A) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, including sales made pursuant to Rule 144 promulgated under the Act or (B) sold in a transaction exempt from the registration and prospectus delivery requirements of the Act under Section 4(1) thereof so that all transfer restrictions, and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale. The number of shares of “Registrable Securities” outstanding shall be the sum of the number of shares of Common Stock outstanding that are Registrable securities plus the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities that are Registrable Securities.

(h) The term “SEC” shall mean the Securities and Exchange Commission.

1.2	Request for Registration

(a) (i)    Subject to the conditions of this Section 1.2, if the Company shall receive at any time after the earlier of (i) five years after December 18, 2000 or (ii) six (6) months after the effective date of the Initial Offering, a written request from the Holders of twenty percent (20%) or more of the Registrable Securities then outstanding (including in such twenty percent Holders of a majority of the WBCP Shares and Holders of a majority of the shares of the Company’s Series B Preferred Stock or Common Stock issued upon conversion thereof) (the “Initiating Holders”), that the Company file a registration statement under the Act covering the registration of Registrable Securities with an anticipated aggregate offering price of at least $4,000,000 net of underwriter discounts and commissions, then the Company shall, within twenty (20) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 1.2, use all reasonable efforts to file, within forty-five (45) days, a registration statement under the Act covering the Registrable Securities that the Holders request to be registered in a written request received by the Company within twenty (20) days of the mailing of the Company’s notice pursuant to this Section 1.2(a), and to use reasonable efforts to cause such registration statement to become effective within one hundred twenty (120) days of the Initiating Holders’ request for registration.

(ii)    Subject to the conditions of this Section 1.2, if the Company shall receive at any time after the sixth anniversary of the date hereof a written request from the Holders of a majority of the WBCP Shares (the “Initiating WBCP Holders”) that the Company file a registration statement under the Act covering the registration of Registrable Securities with an anticipated aggregate offering price of at least $4,000,000 net of underwriter discounts and commissions, then the Company shall, within twenty (20) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 1.2, use all reasonable efforts to file, within forty-five (45) days, a registration statement under the Act covering the Registrable Securities that the Holders request to be registered in a written request received by the Company within twenty (20) days of the mailing of the Company’s notice pursuant to this Section 1.2(a), and to use reasonable efforts to cause such registration statement to become effective within one hundred twenty (120) days of the Initiating WBCP Holders’ request for registration.

(b)    If the Initiating Holders or Initiating WBCP Holders, as applicable, intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.2 and the Company shall include such information in the written notice referred to in Section 1.2(a). In such event the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed in the case of a registration under section (a)(i) above by a majority in interest of the Initiating Holders and such Holder or, in the case of a registration under section (a)(ii) above, a majority in interest of the Initiating WBCP Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company (which underwriter or underwriters shall be reasonably acceptable to a majority in interest of the Initiating Holders in the case of a registration under section (a)(i) above or reasonably acceptable to a majority in interest of the Initiating WBCP Holders in the case of a registration under section (a)(ii) above). Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Company marketing factors require a limitation of the number of securities underwritten (including Registrable Securities), then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders or Initiating WBCP Holders, as the case may be). Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(c)    The Company shall not be required to effect a registration pursuant to this Section 1.2:

(i)    in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Act; or

(ii)    after the Company has effected two (2) registrations pursuant to this Section 1.2, and such registrations have been declared or ordered effective; or

(iii)    during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred eighty (180) days following the effective date of, a Company-initiated registration subject to Section 1.3 below, provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or

(iv)    if the Initiating Holders or Initiating WBCP Holders, as the case may be, propose to dispose of Registrable Securities that may be registered on Form S-3 pursuant to Section 1.4 hereof; or

(v)    if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2, a certificate signed by the Company’s Chief Executive Officer or Chairman of the Board stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than sixty days after receipt of the request of the Initiating Holders or Initiating WBCP Holders, as the case may be, provided that such right to delay a request shall be exercised by the Company not more than twice in any twelve (12)-month period.

1.3	Company Registration

(a)    If the Company proposes to register (including for this purpose a registration initiated by the Company for stockholders other than the Holders) any of its stock or other securities under the Act in connection with the public offering for cash of such securities (other than a registration relating solely to the sale of securities to participants in a Company stock plan, a registration relating to a corporate reorganization or other transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered), the

Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 3.5, the Company shall, subject to the provisions of Section 1.3(c), use all reasonable efforts to cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered.

(b)    Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 1.7 hereof.

(c)    Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under this Section 1.3 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters) and enter into an underwriting agreement in customary form with an underwriter or underwriters selected by the Company, and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, that the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling Holders according to the total amount of securities entitled to be included therein owned by each selling Holder or in such other proportions as shall mutually be agreed to by such selling Holders), but in no event shall (i) the amount of securities of the selling Holders included in the offering be reduced below thirty percent (30%) of the total amount of securities included in such offering, unless such offering is the Initial Offering of the Company’s securities, in which case the selling Holders may be completely excluded if the underwriters make the determination described above and no other stockholder’s securities are included, or (ii) notwithstanding (i) above, any shares being sold by a stockholder exercising a demand registration right similar to that granted in Section 1.2 are excluded from such offering, or (iii) the number of shares of Registrable Securities to be included in such underwriting be reduced unless all other securities (other than those of the Company) are first entirely excluded from the underwriting. For purposes of the preceding parenthetical concerning apportionment, for any selling stockholder that is a Holder of Registrable Securities and that is a partnership, limited liability company or corporation, the partners, retired partners, members and stockholders of such Holder, or the estates and family members of any such partners, retired partners, members and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate amount of Registrable Securities owned by all such related entities and individuals.

1.4	Form S-3 Registration

In case the Company shall receive from the Holders of at least thirty percent (30%) of the Registrable Securities a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company shall:

(a)    promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b)    use all reasonable efforts to effect, as soon as practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.4:

(i)    if Form S-3 is not available for use by the Company with respect to such offering by the Holders;

(ii)    if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $750,000;

(iii)    if the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer or Chairman of the Board of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than one hundred twenty (120) days after receipt of the request of the Holder or Holders under this Section 1.4; provided, however, that the Company shall not utilize this right more than once in any twelve month period;

(iv)    if the Company has, within the twelve (12) month period preceding the date of such request, already effected two registrations on Form S-3 for the Holders pursuant to this Section 1.4; or

(v)    in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(c) Subject to the foregoing, file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 1.4 shall not be counted as requests for registration effected pursuant to Section 1.2.

1.5	Obligations of the Company

Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the Registration Statement has been completed;

(b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement;

(c) furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d) use reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the

Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(e)    in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;

(f)    notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act or the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(g)    cause all such Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange on which similar securities issued by the Company are then listed;

(h)    provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration; and

(i)    use its best efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (1) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (2) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

1.6	Information from Holder

It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities.

1.7	Expenses of Registration

All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Sections 1.2, 1.3 and 1.4, including (without limitation) all registration, filing and qualification fees, printer’s and accounting fees, fees and disbursements of counsel for the Company shall be borne by the Company. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 or Section 1.4 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be requested in the withdrawn registration), unless, in the case of a registration requested under Section 1.2, the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.2. Under no circumstances will the Company be required to pay for underwriting discounts and commissions, which expenses shall be borne by the Holders.

1.8	Delay of Registration

No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.9	Indemnification

In the event any Registrable Securities are included in a registration statement under this Section 1:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners or officers, directors and stockholders of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws; and the Company will reimburse each such Holder, underwriter or controlling person for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 1.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.

(b) To the extent permitted by law, each selling Holder will severally but not jointly indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, legal counsel and accountants for the Company, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages or liabilities to which any of the foregoing persons may become subject, under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any person intended to be indemnified pursuant to this subsection 1.9(b), for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 1.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld), provided that in no event shall any indemnity under this subsection 1.9(b) exceed the net proceeds from the offering received by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 1.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.9, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.9.

(d) If the indemnification provided for in this Section 1.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations; provided, however, that a selling Holder will not be obligated to contribute more than the net proceeds received by such selling Holder from such offering. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) The obligations of the Company and Holders under this Section 1.9 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

1.10	Reports Under Securities Exchange Act of 1934

With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the Initial Offering,

(b) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

1.11	Assignment of Registration Rights

The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities that (i) is a subsidiary, parent, partner, limited partner, member, retired member, retired, partner or stockholder of a Holder, (ii) is a Holder’s family member or trust for the benefit of an individual Holder, (iii) held

Registrable Securities prior to such transfer, or (iv) after such assignment or transfer, holds at least 100,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations) (or such lesser amount if the Holder is transferring all Registrable Securities held by the Holder), provided: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of Section 1.13 below; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act.

1.12	Limitations on Subsequent Registration Rights

From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities (other than holders of the WBCP Shares) and Holders of a majority of the WBCP Shares, enter into any agreement with any holder or prospective holder of any securities of the Company that would extend to such holder registration rights that are senior to the rights granted to the Investors or WBCP hereunder.

1.13	Market Stand-Off Agreement

Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date a registration statement of the Company filed under the Act is effective and ending on the date specified by the Company and the managing underwriter (such period not to exceed ninety (90) days, except in the case of the Company’s initial public offering, in which case such period shall not exceed one hundred eighty (180) days) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any such securities are then owned by the Holder or are thereafter acquired), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing provisions of this Section 1.13 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement and shall only be applicable to the Holders if all officers, directors and greater than five percent (5%) stockholders of the Company enter into similar agreements. The underwriters in connection with the Company’s initial public offering are intended third party beneficiaries of this Section 1.13 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

1.14	Termination of Registration Rights

No Holder shall be entitled to exercise any right provided for in this Section 1 after five (5) years following the consummation of the Initial Offering or, as to any Holder, such earlier time at which all Registrable Securities held by such Holder (and any affiliate of the Holder with whom such Holder must aggregate its sales under Rule 144) can be sold in any three (3)-month period without registration in compliance with Rule 144 of the Act.

2.	Covenants

The Company hereby covenants to each of the Investors as follows:

2.1	Delivery of Financial Statements

The Company shall deliver to each Investor or transferee who holds at least 250,000 shares of Series B Preferred Stock (or Common Stock issued upon conversion of the Series B Preferred Stock) issued pursuant to the Series B Agreement and as adjusted for splits, dividends, combinations and other recapitalizations (a “Major Investor”):

(a) as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholder’s equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”), and audited and certified by independent public accountants of nationally recognized standing selected by the Company;

(b) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited income statement, statement of cash flows for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter, each of the foregoing income statement, statement of cash flows and balance sheet also to set forth in comparative form the budgeted amounts for such period and the corresponding figures for the period in the prior fiscal year, to be in reasonable detail, prepared in accordance with GAAP and to be certified, subject to normal year-end audit adjustments, by the principal financial officer of the Company that they are true and accurate in all material respects as of their dates;

(c) as soon as practicable, but in any event at least thirty (30) days prior to the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis, including balance sheets, income statements and statements of cash flows for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Company;

(d) such other information relating to the financial condition, business, prospects or corporate affairs of the Company as the Major Investor or any assignee of the Major Investor may from time to time request, including a capitalization table and a list of the Company’s stockholders and all holders of the Company’s outstanding options, warrants or other securities; provided, however, that the Company shall not be obligated under this subsection (d) or any other subsection of Section 2.1 to provide information that it deems in good faith to be a trade secret or similar confidential information.

2.2	Inspection

The Company shall permit each Major Investor, at such Major Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to any information that it reasonably considers to be a trade secret or similar confidential information.

2.3	Termination of Information and Inspection Covenants

The covenants set forth in Sections 2.1 and 2.2 shall terminate as to Major Investors and be of no further force or effect upon the earlier of (a) the closing of the Initial Offering and (b) when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the 1934 Act, whichever event shall first occur.

2.4	Right of First Offer

Subject to the terms and conditions specified in this Section 2.4, the Company hereby grants to (i) each Major Investor and (ii) to WBCP, so long as WBCP continues to own in the aggregate at least 250,000 shares of capital stock of the

Company (each a “First Offer Investor”), a right of first offer with respect to future sales by the Company of its New Shares (as hereinafter defined). For purposes of this Section 2.4, First Offer Investor includes any affiliates of a First Offer Investor. A First Offer Investor shall be entitled to apportion the right of first offer hereby granted it among itself and its affiliates in such proportions as it deems appropriate. Each time the Company proposes to offer any shares of, or securities convertible into or exchangeable or exercisable for any shares of, any class of its capital stock (“New Shares”), the Company shall first make an offering of such New Shares to each First Offer Investor in accordance with the following provisions:

(a) The Company shall deliver a notice in accordance with Section 3.5 (“Notice”) to the First Offer Investors stating (i) its bona fide intention to offer such New Shares, (ii) the number of such New Shares to be offered, and (iii) the price and terms upon which it proposes to offer such New Shares.

(b) By written notification received by the Company, within twenty (20) calendar days after receipt of the Notice, the First Offer Investor may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such New Shares that equals the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion of the Series B Preferred Stock then held, by such First Offer Investor bears to the total number of shares of Common Stock of the Company then outstanding (assuming full conversion of all convertible securities and the exercise of any outstanding options or warrants).

(c) If all New Shares that Investors are entitled to obtain pursuant to subsection 2.4(b) are not elected to be obtained as provided in subsection 2.4(b) hereof, the Company may, during the ninety (90) day period following the expiration of the period provided in subsection 2.4(b) hereof, offer the remaining unsubscribed portion of such New Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Notice. If the Company does not enter into an agreement for the sale of the New Shares within such period, or if such agreement is not consummated within ninety (90) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Shares shall not be offered unless first reoffered to the First Offer Investors in accordance herewith.

(d) The right of first offer in this Section 2.4 shall not be applicable to (i) the issuance or sale of up to 4,953,644 shares (as adjusted for stock splits, consolidations and the like) of Common Stock (or options therefor) to employees, directors and consultants for the primary purpose of soliciting or retaining their services pursuant to Board-approved stock purchase or stock option plans, including options granted prior to the date hereof; (ii) the issuance of securities pursuant to a bona fide, firmly underwritten public offering of shares of Common Stock, registered under the Act, at an offering price of at least $4.00 per share (appropriately adjusted for any stock split, dividend, combination or other recapitalization) and resulting in proceeds to the Company of at least $4,000,000 in the aggregate, (iii) the issuance of securities pursuant to the conversion of the Series A Preferred Stock or the Series B Preferred Stock, (iv) the issuance of securities in connection with a bona fide business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise approved by a majority of the directors of the Company, (v) the issuance of stock, warrants or other securities or rights to persons or entities with which the Company has business relationships, including suppliers, lenders, lessors and vendors provided such issuances are for other than primarily equity financing purposes, (vi) the offers or issuance of securities to financial institutions or lessors on customary terms in connection with commercial credit arrangements or equipment lease financings, approved by a majority of the directors of the Company, or (vii) the issuance of securities upon the exercise of options, warrants, notes or other securities convertible into Common Stock outstanding as of the date hereof or described in 2.4(d)(i) above.

2.5	Confidentiality Agreement

(a) Each Investor, and any successor or assign of such Investor, who receives from the Company or its agents, directly or indirectly, any information that the Company has not made generally available to the public, pursuant to the preparation and execution of this Agreement or disclosure in connection therewith or pursuant to the provisions of Section 2: (i) acknowledges and agrees that such information is confidential and for its use only in connection with evaluating its investment in the Company; (ii) agrees that it will not disseminate such information to any person other than its accountant, investment advisor, limited partners or attorney and that such dissemination shall be only for purposes of evaluating its investment; and (iii) agrees to execute and to cause affiliates to execute such confidentiality agreements as are necessary or desirable to effect the intent of this Section 2.5.

(b) The obligation to hold in confidence and not to disclose confidential information pursuant to this Section 2.5 shall not apply to any such information that (i) is or becomes generally available to the public other than as a result of a direct or indirect disclosure by an Investor, (ii) is disclosed to the Investor on a non-confidential basis by a third party provided that such third party is not, to the knowledge of the Investor, bound by a confidentiality agreement with the Company, (iii) is independently discovered, derived or developed by the Investor without access to the confidential information, or (iv) is required to be disclosed by applicable law or regulation, regulatory body, stock exchange, court or administrative order, or any listing or trading agreement with such regulatory body or stock exchange concerning such Investor or the Company.

2.6	Legend

Each certificate evidencing any of the Shares shall bear a legend substantially as follows:

The shares represented by this certificate are subject to the terms and conditions of a certain Amended and Restated Investors’ Rights Agreement dated as of April 22, 2004 as at any time amended, and may not be sold, transferred or encumbered except in accordance with the terms and provisions of said Agreement, a copy of which is on file at the principal executive office of the Company and will be furnished to the holder of this certificate upon request and without charge.

2.7	Termination of Certain Covenants

The covenants set forth in Sections 2.4 and 2.5 shall terminate and be of no further force or effect upon the consummation of the sale of securities pursuant to a bona fide, firmly underwritten public offering of shares of common stock, registered under the Act, at an offering price of at least $4.00 per share (appropriately adjusted for any stock split, dividend, combination or other recapitalization) and resulting in proceeds to the Company of at least $4,000,000.

3.	Provisions Regarding the WBCP Shares.

As an inducement to WBCP to purchase the WBCP Shares pursuant to the WBCP Purchase Agreement, the Company hereby covenants to WBCP that, so long as WBCP continues to own in the aggregate at least one-third of the WBCP Shares purchased on the date hereof, the Company shall not, without the prior written consent of the holders of a majority of the WBCP Shares:

(a) effect any sale, lease, assignment or transfer or other conveyance of all or substantially all of the Company’s assets;

(b) effect any consolidation or merger involving the Company (other than if the holders of the Company’s voting securities immediately prior to such consolidation or merger beneficially own, directly or indirectly, a majority of the combined voting power of the capital stock of the corporation resulting from such consolidation or merger);

(c) effect any liquidation or winding up of the Company;

(d) approve (i) redemption of capital stock of the Company (other than the repurchase of shares in connection with an employment, repurchase or similar vesting agreement), (ii) the issuance of capital stock of the Company with voting, liquidation or dividend rights senior to the rights of the Common Stock, or (iii) the issuance of capital stock of the Company without consideration or for a consideration per share that is less than $2.20, other than issuances described in Section 2.4(d)(i)-(iii) and 2.4(d)(v)-(vii) above (in the case of the issuance of capital stock for consideration in whole or part other than cash, the consideration other than cash shall be deemed to have the fair market value as determined in good faith by the Board of Directors, irrespective of any accounting treatment); or

(e) effect any dividend payment to holders of the Company’s capital stock, unless holders of the Company’s Common Stock are paid an amount per share equal to that paid to the holders of the Company’s Series A Preferred Stock and Series B Preferred Stock in connection with such dividend payment.

4.	Miscellaneous

4.1	Successors and Assigns

Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

4.2	Governing Law

This Agreement shall be governed by and construed under the laws of the State of Washington as applied to agreements among Washington residents entered into and to be performed entirely within Washington.

4.3	Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.4	Titles and Subtitles

The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

4.5	Notices

Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given (a) upon personal delivery to the party to be notified, (b) upon receipt by the sender of a confirmation of a successful facsimile transmission, (c) one business day after deposit with a nationally recognized overnight courier service, prepaid for overnight delivery and addressed as set forth on the signature page hereto, or (d) three days after deposit with the U.S. Postal Service, postage prepaid, registered or certified with return receipt requested and addressed to the party to be notified at the address indicated for such party on the signature page hereto, or at such other address as such party may designate by ten (10) days’ advance written notice to the other parties.

4.6	Expenses

If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

4.7	Entire Agreement; Amendments and Waivers

This Agreement (including the exhibits hereto) constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the Registrable Securities (other than the holders of the WBCP Shares) and the holders of a majority of the WBCP Shares. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each Holder of any Registrable Securities, each future Holder of any Registrable Securities and the Company. Notwithstanding anything in this Agreement to the contrary, the Company may amend this Agreement solely to add a party who after the date of this Agreement acquires shares of the Company’s Series B Preferred Stock pursuant to the terms of the Series B Agreement. Any such additional party, by executing a counterpart signature page to this Agreement, shall become an Investor for all purposes and shall be bound by all of the applicable provisions under this Agreement.

4.8	Severability

If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

4.9	Aggregation of Stock

All shares of Registrable Securities held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

4.10	Adjustment of Share Numbers.

All numbers set forth herein which refer to per share stock prices or amounts of stock will be appropriately adjusted to reflect stock splits, stock dividends, combinations of stock and other recapitalizations affecting the subject class of equity.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Investors’ Rights Agreement as of the date first above written.

COMPANY:

HOUSEVALUES, INC.

BY:	/s/ Ian Morris
Ian Morris
Its
Chief Executive Officer

Address:	15 Lake Bellevue Drive,
Suite 100
Bellevue, WA 98005

Fax:	425-732-4194

Phone:	425-732-4165

SIGNATURE PAGE TO

INVESTOR’S RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Investors’ Rights Agreement as of the date first above written.

INVESTOR:

WILLIAM BLAIR CAPITAL PARTNERS
VII, L.P.

By:	William Blair Capital Management
VII, L.P.
Its:	General Partner
By:	William Blair Capital Management
VII, L.L.C

Its:	General Partner

By:	/s/ Robert D. Blank
Name:	Robert D. Blank
Title:	Managing Director

Address:	227 W. Monroe, Suite 3500
Chicago, IL 60606

Fax:	(312) 364-8250

Phone:	(312)236-5728

SIGNATURE PAGE TO

INVESTORS’ RIGHT AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Investors’ Rights Agreement as of the date first above written.

INVESTOR:

WILLIAM BLAIR CAPITAL PARTNERS
VII, QP, L.P.

By:	William Blair Capital Management
VII, L.P.
Its:	General Partner
By:	William Blair Capital Management
VII, L.L.C
Its:	General Partner

By:	/s/ Robert D. Blank
Name:	Robert D. Blank
Title:	Managing Director

Address:	227 W. Monroe, Suite 3500
Chicago, IL 60606

Fax:	(312) 364-8250
Phone:	(312)236-5728

SIGNATURE PAGE TO

INVESTORS’ RIGHT AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Investors’ Rights Agreement as of the date of first above written.

INVESTOR:

Robert J. Genise, Penelope W. Genise
Name of Investor

By:	/s/ Robert J. Genise, Penelope W. Genise
Signature
Name
Its
Title
Address:

Fax:

Phone:

SIGNATURE PAGE TO

INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Investors’ Rights Agreement as of the date first above written.

INVESTOR:

GENTLE BOSS INVESTMENTS LTD
Name of Investor

By:	/s/ HAMEN FAN
Signature

HAMEN FAN
Name

Its	DIRECTOR
Title

Address:

Fax:

Phone:

SIGNATURE PAGE TO

INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Investors’ Rights Agreement as of the date first above written.

INVESTOR:

JOHN MEISENBACH
Name of Investor

By:	/s/ JOHN MEISENBACH
Signature

JOHN MEISENBACH
Name

Its
Title

Address:

Fax:

Phone:

SIGNATURE PAGE TO

INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Investors’ Rights Agreement as of the date first above written.

INVESTOR:

Poseidon Ventures I, LLC
Name of Investor

By:	/s/ Jeremy Jaech
Signature

Jeremy Jaech
Name

Its	Manager
Title

Address:

Fax:

Phone:

SIGNATURE PAGE TO

INVESTORS’ RIGHTS AGREEMENT

CONSENT OF SPOUSE

I acknowledge that I have read the foregoing Agreement and that I know its contents. I am aware that by its provisions if I and/or my spouse agree to sell all or part of the shares of the Company held of record by either or both of us, including my community property interest in such shares, if any, certain rights of first refusal, purchase and co-sale rights (as described in the Agreement) must be granted to the Investors by the seller. I hereby agree that those shares and my interest in them, if any, are subject to the provisions of the Agreement and that I will take no action at any time to hinder operation of, or violate, the Agreement.

Dated: 4/20/04	/s/ Jacquelyn Jaech

	Name:	Jacquelyn Jaech

IN WITNESS WHEREOF, the parties have executed this Investor’s Rights Agreement as of the date first above written.

INVESTOR:

Second Avenue Partners
Name of Investor

By:	/s/ Pete Higgins
Signature

Pete Higgins
Name

Its	Partner
Title

Address:	1000 Second Ave
Suite 1200
Seattle, WA 98104

Fax:	206-332-1201

Phone:	206-332-1200

SIGNATURE PAGE TO

INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Investors’ Rights Agreement as of the date first above written.

INVESTOR:

SUZANNE EITEL TRUST
Name of Investor

By:	/s/ Richard Eitel
Signature
Richard Eitel
Name
Its	TRUSTEE
Title

Address:

Fax:

Phone:

SIGNATURE PAGE TO

INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Investors’ Rights Agreement as of the date first above written.

INVESTOR:

Martin Toucher
Name of Investor

By:	/s/ Martin Toucher
Signature

Name

Its
Title
Address:

Fax:

Phone:

SIGNATURE PAGE TO

INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Investors’ Rights Agreement as of the date first above written.

INVESTOR:

The Stusser Group
Name of Investor

By:	/s/ Catherine S. Davis
Signature

Catherine S. Davis
Name

Its	Treasurer
Title
Address:

Fax:

Phone:

IN WITNESS WHEREOF, the parties have executed this Investors’ Rights Agreements as of the date first above written.

INVESTOR:

Helen R. Stusser
Name of Investor

By:	/s/ Helen R. Stusser
Signature

Helen R. Stusser
Name

Its
Title
Address:

Fax:

Phone:

IN WITNESS WHEREOF, the parties have executed this Investors’ Rights Agreement as of the date first above written.

INVESTOR:

Vault Capital LLC
Name of Investor

By:	/s/ Petra Franklin
Signature
Petra Franklin
Name
Its	Managing Director
Title

Address:

Fax:

Phone:

SIGNATURE PAGE TO

INVESTORS’ RIGHT AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Investors’ Rights Agreement as of the date first above written.

INVESTOR:

WASHINGTON PARK VENTURES LLC
Name of Investor

By:	/s/ Douglas A. Bevis
Signature

Douglas A. Bevis
Name

Its	MANAGER
Title

Address:
`

Fax:

Phone:

SIGNATURE PAGE TO

INVESTORS’ RIGHT AGREEMENT

EXHIBIT A

SCHEDULE OF INVESTORS

December 18, 2000 Closing

Investor	Number of Shares Purchased	Aggregate Purchase Price
CP II, LLC	62,500	$50,000
Davis, William A.	100,000	$80,000
Genise, Robert and Penelope	62,500	$50,000
Glass, Kenneth	93,750	$75,000
Gentle Boss Investments Ltd.	100,000	$80,000
Goldfarb, Michael J.	125,000	$100,000
Kinzer, Graig E.	62,500	$50,000
Poseidon Ventures I. LLC	312,500	$250,000
Robison, Mark W.	100,000	$80,000
Second Avenue Partners LLC	1,266,438	convertible note
Stusser, Leslie E.	31,250	$25,000
The Stusser Group	31,250	$25,000
Suzanne Eitel Trust	75,000	$60,000
Taucher, Martin R.	125,000	$100,000
Vault Captial	62,500	$50,000
Washington Park Ventures LLC	62,500	$50,000
Total:	2,672,688	$1,125,000.00

January 30, 2001 Closing

Investor	Number of Shares Purchased	Aggregate Purchase Price
Meisenbach, John	125,000	$100,000

February 9, 2001 Closing

Investor	Number of Shares Purchased	Aggregate Purchase Price
Sloan, Stuart M.	125,000	$100,000

April 22, 2004 Closing under the WBCP Purchase Agreement

Investor	Number of Shares Purchased	Aggregate Purchase Price
William Blair Capital Partners VII, L.P.	243,907	$536,595.40
William Blair Capital Partners VII QP, L.P.	6,328,679	$13,923,093.80
Genise, Robert J. and Penelope W.	50,000	$110,000.00
Gentle Boss Investments Ltd.	100,000	$220,000.00
Meisenbach, John	45,455	$100,001.00
Stusser, Helen (Estate of Leslie)	11,363	$24,998.60
Suzanne Eitel Trust UDT 2/20/67	50,000	$110,000.00
Taucher, Martin	15,000	$33,000.00
The Stusser Group	25,000	$55,000.00
Washington Park Ventures	90,910	$200,002.00
Total:	6,960,314	$15,312,690.80

Seller	Number of Shares Sold	Aggregate Sale Price
Poseidon Ventures I LLC	112,500	$247,500.00
Vault Capital	29,633	$65,192.60